Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), effective as of August 24, 2016, is entered into by and among 99 Cents Only Stores LLC, a California limited liability company (the “Company”) and Jack Sinclair (“Executive”).

NOW, THEREFORE, the Company and Executive agree as follows:

1.                                      Employment.

(a)                                 Term.  The term of this Agreement shall commence on August 21, 2015 (the “Start Date”) and shall continue until the third anniversary of the Start Date (the “Initial Term”); provided, that on the last day of the Initial Term and on each anniversary of such date thereafter, the term of this Agreement automatically shall be extended for an additional year unless, not later than 90 days prior to the expiration of the then-existing term, either party gives written notice to the other that the term of this Agreement will not be extended.  The Initial Term, together with any extensions, collectively shall be referred to as the “Term.” After the Term, Executive’s continued employment with the Company, if any, shall be pursuant to such terms and conditions as Executive and the Company may agree.

(b)                                 Duties and Responsibilities.  Executive shall serve as the full-time Chief Merchandising Officer of the Company and shall have the duties and responsibilities customarily associated with such position, and such additional duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer of the Company (the “CEO”).  Executive shall report directly to the CEO.  Executive shall (i) devote his full business time to the business and affairs of the Company, (ii) not engage in any other business activities as a director, officer, employee or consultant or in any other capacity, whether or not he receives compensation therefor, other than activities approved by the Board of Directors (the “Board”) of the Company’s parent, Number Holdings, Inc. (“Parent”) or an authorized committee thereof and (iii) observe and comply with all rules, regulations, policies and practices of the Company.  Notwithstanding the foregoing, Executive may serve on the boards of charitable, civic or religious organizations, engage in charitable and community affairs and activities, and manage his personal investments; provided that such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.

2.                                      Compensation.

(a)                                 Base Salary.  So long as he remains employed by the Company, during the Term Executive shall be paid a base salary (“Base Salary”), which initially shall be at the annual rate of $575,000, payable in installments consistent with the Company’s normal payroll practices.

(b)                                 Annual Incentive Bonus.

(i)                                     Executive shall be eligible to earn an annual incentive bonus (“Annual Bonus”) for each fiscal year of the Company under a bonus plan approved by the Board or an authorized committee thereof.  Executive’s target Annual Bonus shall be 75% of the Base Salary in effect at the beginning of such fiscal year. The actual level of payment will be contingent upon achieving applicable performance goals as determined by the Board or an authorized committee thereof.

(ii)                                  For any bonus paid with respect to fiscal year 2016 (the “FY16 Bonus”), if Executive’s employment terminates for any reason other than a termination by the Company without Cause (as defined below) prior to August 21, 2017, then Executive shall repay to the Company, net of taxes, the FY16 Bonus.  For the avoidance of doubt, if Executive resigns prior to August 21, 2017, then then Executive shall repay to the Company, net of taxes, the FY16 Bonus.  Any such repayment will be due 60 days following the date of termination.  In addition, if the Company incurs any costs or expenses, including attorneys’ fees, in the collection of the repayment or all or any portion of the FY16 Bonus, then, in addition to all other remedies, and so long as the Company prevails in any dispute, Executive shall reimburse the Company for such costs and expenses.

(iii)                               No Bonus shall be earned until the date that such Bonus is paid, and Executive must be an employee in good standing on such date to earn any such Bonus.  Payment of each such Bonus will be at the sole discretion of the Board or an authorized committee thereof, based on its evaluation of the level of achievement of performance goals.

3.                                      Employee Benefits.

(a)                                 Business Expenses.  Upon timely submission of itemized expense statements and other documentation in accordance with the procedures specified by the Company, Executive shall be entitled to reimbursement for actual out of pocket business and travel expenses duly incurred by Executive in the course of his duties hereunder in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.

(b)                                 Benefit Plans.  So long as he remains employed by the Company during the Term, Executive shall be entitled to participate in the Company’s employee benefit plans and programs (“Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its senior executives generally, subject to the terms and conditions thereof.  Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.

(c)                                  Vacation.  Executive shall be entitled to vacation time in accordance with the Company’s vacation policy for senior executives.  Executive acknowledges that given his position at the Company, Executive will remain generally available and accessible to the Company’s senior managers through an electronic means of communication when reasonably possible.

4.                                      Termination of Employment.  This Agreement may be terminated in accordance with this Section 4.

(a)                                 For Cause.  The Company may terminate Executive’s employment for “Cause” immediately upon written notice for any of the following reasons: (i) Executive’s (x) being indicted for or charged with a felony under United States or applicable state law or (y) conviction of, or plea of guilty or nolo contendere to a misdemeanor where imprisonment is imposed (other than for a traffic-

related offense); (ii) perpetration by Executive of an illegal act, dishonesty, or fraud that could cause economic injury to the Company, Parent or any of their subsidiaries or any act of moral turpitude by Executive; (iii) Executive’s insubordination, refusal to perform his duties or responsibilities for any reason other than illness or incapacity or unsatisfactory performance of his duties for the Company, Parent or any of their subsidiaries; (iv) willful and deliberate failure by Executive to perform his duties after he has been given notice and an opportunity to effectuate a cure as determined by the Company; (v) Executive’s willful misconduct or gross negligence with regard to the Company, Parent or any of their subsidiaries; (vi) Executive’s unlawful appropriation of a material corporate opportunity; or (vii) Executive’s breach of agreement with the Company or any of its affiliates, including  any confidentiality or other restrictive covenant entered into between Executive and the Company or any of its affiliates, including the Fair Competition Agreement.

Upon termination of Executive’s employment for Cause, neither the Company, nor any of its affiliates, shall be under any further obligation to Executive, except the Company’s obligation to pay (A) all accrued but unpaid Base Salary to the date of termination within 30 days following such termination, less all applicable deductions, (B) any accrued but unused vacation, (C) any earned and vested benefits and payments pursuant to the terms of any Benefit Plan and (D) all unreimbursed business expenses incurred and properly submitted in accordance with this Agreement (the payments and benefits described in subsections (A) through (D) herein shall be referred herein as the “Accrued Benefits”).

(b)                                 Without Cause.  The Company may terminate Executive’s employment at any time without Cause immediately upon written notice.  Upon termination of Executive’s employment by the Company without Cause during the Term, in addition to the Accrued Benefits, Executive shall be entitled to receive:

(i)                                     If the Company terminates Executive’s employment without Cause prior to March 11, 2017, an amount equal to one and one-half times Executive’s Base Salary, payable in equal installments over 18 months following termination of employment in accordance with the Company’s regular payroll schedule, or

(ii)                                  If the Company terminates Executive’s employment without Cause on or after March 11, 2017, an amount equal to Executive’s Base Salary, payable in equal installments over 12 months following termination of employment in accordance with the Company’s regular payroll schedule.

The foregoing payments shall commence on the 60th day following termination of employment provided, that such payments and benefits shall be contingent on (A) Executive executing and delivering to the Company a release of claims against the Company substantially in the form attached hereto as Exhibit B (subject to any modifications necessary to render such release fully enforceable under applicable law, as determined by the Company) (“Release”), and such Release becoming effective by such date and (B) Executive’s continued compliance with all post-termination restrictive covenants applicable to Executive, including the covenants contained in the Fair Competition Agreement.  Any installments delayed pursuant to the foregoing sentence shall be paid with the first such payment on the 60th day following termination of employment.  A termination of Executive’s employment under this Section 4(b) does not include a termination of employment by reason of Executive’s Disability (as defined below) or upon the death of Executive, or the Company’s timely notice of its option not to extend the Term.

(c)                                  Resignation.  Executive may resign his employment upon providing the Company 30 day’s prior written notice; provided, that the Company shall have the right to accelerate Executive’s termination date to an earlier date than specified in Executive’s notice.  In the event of such resignation by Executive, the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits.

(d)                                 Disability; Death.  The Company may terminate Executive’s employment if Executive experiences a “Total Disability” (or equivalent) as defined under the Company’s Long Term Disability Plan in effect at the time of the disability (or, if no Long Term Disability Plan is in effect at the time of the disability, if executive becomes disabled within the meaning of Section 409A (as defined below)) (a “Disability”).  In the event that Executive’s employment is terminated by reason of Executive’s Disability or upon the death of Executive, the Company shall be under no further obligation to Executive (or his estate), except to pay the Accrued Benefits.

(e)                                  Cooperation.  Following termination of employment for any reason, Executive shall (i) cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s employment by the Company.  The Company shall reimburse Executive promptly for actual out-of-pocket expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence in accordance with the policies of the Company then in effect generally applicable to senior executives of the Company.  Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries. Executive’s obligations under this Section 4(e) shall survive the termination of Executive’s employment and the termination of the Agreement.

5.                                      Other Agreements.  Executive shall execute and deliver to the Company the Fair Competition Agreement and the Arbitration Agreement, attached hereto as Exhibit C and Exhibit D, respectively.  Such execution and delivery is a condition to the effectiveness of this Agreement. Executive shall at all times comply with the Fair Competition Agreement.

6.                                      Withholding.  The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation and any additional withholding to which Executive has agreed.

7.                                      Section 409A.  Notwithstanding anything herein to the contrary:

(a)                                 The Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement.  It is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A or otherwise.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)                                 Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)                                  Notwithstanding any other provision of this Agreement, if at the time of the Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Executive on account of his separation from service shall not be paid until the first day of the seventh month following such date of termination, or if earlier, within 60 calendar days after Executive’s death to the personal representative of Executive’s estate.

8.                                      Miscellaneous.

(a)                                 Governing Law.  This Agreement, and any contest, dispute, controversy or claim arising hereunder or related hereto (collectively, “Disputes”), shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles that would require the application of the laws of another jurisdiction.

(b)           Assignment and Transfer.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c)           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.  Without limiting the foregoing, this Agreement expressly supersedes all prior agreements (written or oral) relating to Executive’s employment with the Company or any of its subsidiaries.

(d)           Amendment and Waiver; Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of the Company (other than Executive).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by a duly authorized representative of the Company (other than Executive).  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)           Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)            Dispute Resolution.  Except as provided in the Fair Competition Agreement, all Disputes shall be resolved in accordance with the Arbitration Agreement attached hereto as Exhibit D and incorporated herein.  This Section 8(f) shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.  Executive shall execute and deliver to the Company a copy of such Agreement as a condition to the effectiveness of this Agreement.

(g)           Notices.  Any notices or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed given when delivered personally, one day after it is sent through a reputable overnight carrier, or three business days after it is mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other party:

If to Executive:

At the address listed in the Company’s personnel records.

If to the Company:

99 Cents Only Stores, LLC
4000 Union Pacific Avenue
Commerce, CA 90023
Telephone: (323) 980-8145
Facsimile: (323) 307-9611
Attention: General Counsel

with copies to:

Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Telephone: (310) 201-4100
Facsimile: (310) 201-4170
Attention: Dennis Gies

and

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Telephone: (310) 284-4582
Facsimile: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

(h)           Further Assurances.  Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(i)            Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.  As used herein:  (i)  reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (ii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iii) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (v) “or” is used in the inclusive sense of “and/or”; and (vi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(j)            Acknowledgement.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(k)           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(l)            Each Party the Drafter.  Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(m)          Time of Essence.  Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(n)           Survival.  All rights and obligations of any party in Sections 4 through 8 of this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first written above.

99 CENTS ONLY STORES LLC

By:	/s/ Paul Dolby

Name:	Paul Dolby

Title:	Senior Vice President, Human Resources

JACK SINCLAIR

/s/ Jack Sinclair

EXHIBIT A

[RESERVED]

EXHIBIT B

RELEASE

EXHIBIT C

FAIR COMPETITION AGREEMENT

EXHIBIT D

ARBITRATION AGREEMENT